Exhibit 99 (i)

            American Standard Names AlliedSignal's Frederic M. Poses
                      Chairman and Chief Executive Officer

          Poses to Focus on Profitability and Growing Global Businesses


     Piscataway,  NJ - October 7, 1999 - American Standard Companies Inc. (NYSE:
ASD) announced today that its Board of Directors has elected Frederic M. Poses, 57, Chairman and Chief Executive Officer. Mr. Poses is currently President and Chief Operating Officer of AlliedSignal, Inc. headquartered in Morristown, New Jersey. He succeeds Emmanuel A. Kampouris, who is retiring. The appointment is effective January 1, 2000. Also, Mr. Poses was elected to the Company's Board of Directors today.

     "We are delighted to have Fred Poses lead American Standard into the new century," said Mr. Kampouris. "Fred has a strong track record of driving business performance and enhancing shareowner value. He also has an intense focus on growing businesses and developing people. His global leadership abilities, coupled with broad management experience, will enable American Standard to profitably grow its businesses around the world."

     Mr. Poses has served with AlliedSignal for 30 years. In 1997, he was elected to AlliedSignal's Board of Directors and named Vice Chairman. He has also served as President of the company's Engineered Materials businesses. Mr. Poses is a graduate of New York University and spent two years in the Peace Corps and his entire business career with AlliedSignal.

     "Joining American Standard is an exciting opportunity," Mr. Poses said. "The company has an impressive combination of strong businesses and a wonderful heritage. I am looking forward to leading the company's future growth and building upon American Standard's record of success."

     Lawrence A. Bossidy, Chairman and Chief Executive Officer of AlliedSignal described Mr. Poses as "A strong, experienced, innovative leader with a wonderful will to win. He will make American Standard a great place."

     Emmanuel A. Kampouris joined American Standard's plumbing products Greek subsidiary in 1966 as General Manager of Manufacturing. He was elected President and Chief Executive Officer in 1989 and was elected Chairman of the Board of Directors in 1993.

     "Fred Poses has the opportunity to build on the tremendous legacy of Mano Kampouris who reengineered the Company's manufacturing operations around Demand Flow(R) Technology, and transformed American Standard into one of the premier manufacturing companies in the world. It has become the defining culture of the company today," said Mr. Roger W. Parsons, a member of the Board of Directors. "American Standard's strong operating performance, accomplished management, high profitability, and robust cash flow place the company in a prime position to surge ahead in coming years. We believe Fred will make that happen."

     American Standard is a $6.7 billion global, diversified manufacturer of air conditioning, plumbing, automotive products and medical diagnostics systems. The company operates 116 manufacturing facilities in 33 countries and employs approximately 57,000 people worldwide.
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